Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Management of the Fund” or “Management of the Funds” and “Financial Highlights” in the Prospectuses and “Additional Information - Independent Registered Public Accounting Firm” in the Statements of Additional Information in Post-Effective Amendment No. 44 to the Registration Statement (Form N-1A, No. 033-13019 and No. 811-05083) of Van Eck VIP Trust and to the incorporation by reference of our report dated February 14, 2011 for Van Eck VIP Global Bond Fund, Van Eck VIP Emerging Markets Fund, Van Eck VIP Global Hard Assets Fund and Van Eck VIP Multi-Manager Alternatives Fund (the investment funds comprising the Van Eck VIP Trust) included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2010.

ERNST & YOUNG LLP

New York, NY

April 11, 2011